Exhibit 15.3

Dixon Hughes Goodman LLP 440 Monticello Avenue Suite 1400 Norfolk, VA 23510 P 757.624.5100 F 757.624.5233 dhg.com

Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings Ltd. of our report dated February 15, 2021 with respect to the consolidated statements of financial position of ZIM American Integrated Shipping Services Company, LLC and subsidiaries (“the Company”) as of December 31, 2020, 2019, and 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each year of the three-year period ended December 31, 2020, and the related notes, which report is incorporated by reference in the December 31, 2020 annual report on Form 20-F of Kenon Holdings, Ltd.

/s/ Dixon Hughes Goodman LLP
Norfolk, Virginia
April 16, 2021